EXHIBIT 22
                        SUBSIDIARIES OF THE REGISTRANT

 NAME OF SUBSIDIARY                           STATE OF INCORPORATION
- ------------------------------------------ --------------------------
CIMSA Financial Corporation ...............       Arizona
ASR Finance Corporation ...................       Arizona
ASR Mortgage Acceptance, Inc. .............       Arizona
Residential Mortgage Acceptance, Inc.  ....       Delaware
ASR Properties, Inc. ......................       Arizona
ASV -- II Properties, Inc. ................       Arizona
ASV -- XVII Properties, Inc. ..............       Arizona
RMA Investments Holding, Inc. .............       Arizona
ASC -- I Properties, Inc. .................       Arizona
ASC -- II Properties, Inc. ................       Arizona
ASC -- III Properties, Inc. ...............       Arizona
ASC -- IV Properties, Inc. ................       Arizona
ASC -- V Properties, Inc. .................       Arizona
ASC Properties, Inc. ......................       Arizona